                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                        4100 LAFAYETTE CENTER DRIVE
                      CHANTILLY, VIRGINIA  20151-1200



                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD MAY 6, 1997


     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Government Technology Services, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m. on Tuesday, May 6, 1997, at the Company's new distribution center located at 3900A Stonecroft Boulevard in Chantilly, Virginia, for the following purposes, each as more fully described in the attached Proxy Statement:

     1.   To elect seven directors to serve for the ensuing year.

     2. To vote on a three-year extension of the Company's Stockholder Rights Plan.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     Only record holders of common stock at the close of business on March 14, 1997 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.


                                   By Order of the Board of Directors

                                   Worth D. MacMurray
                                   Corporate Secretary


Chantilly, Virginia
April 11, 1997

                   GOVERNMENT TECHNOLOGY SERVICES, INC.

                              PROXY STATEMENT

              INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Government Technology Services, Inc. ("GTSI" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 6, 1997 at 9:00 a.m., Eastern Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's new distribution center located at 3900A Stonecroft Boulevard in Chantilly, Virginia.

     These proxy solicitation materials are being first mailed on or about April 11, 1997 to all stockholders entitled to vote at the Annual Meeting.

     Only stockholders of record at the close of business on March 14, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 6,806,084 shares of common stock were issued and, after giving effect to 81,165 shares held in treasury, 6,724,919 shares were outstanding.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     As to all matters to be voted upon at the Annual Meeting, each stockholder is entitled to one vote for each share of common stock held. The presence in person or by proxy of a majority of the outstanding shares of common stock of the Company entitled to vote constitutes a quorum for the conduct of business at the Annual Meeting. If a quorum is present at the Annual Meeting, the nominees for director receiving the highest number of votes up to the number of directors to be elected will be elected. The affirmative vote of either a majority of the votes cast or a majority of shares present in person or by proxy and entitled to vote is required for the approval of all other matters. Abstentions are included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum and in instances where approval of a matter requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions, however, do not constitute a vote "for" or "against" and are disregarded in instances where approval of a matter requires a majority of the votes cast. Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be counted in the tabulation of votes cast or treated as present and entitled to vote with respect to that matter.

     IF NO INSTRUCTIONS ARE GIVEN, SUCH SHARES WILL BE VOTED "FOR" EACH NOMINEE AS DIRECTOR AND "FOR" THE THREE-YEAR EXTENSION OF THE COMPANY'S STOCKHOLDER RIGHTS PLAN.

     The cost of this solicitation will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to distribute proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is approximately $1,000 including out-of-pocket expenses. Pursuant to Securities and Exchange Commission ("SEC") rules, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's annual meeting of stockholders to be held in 1998, including the nomination of persons to serve on the Board of Directors, must be received by the Company's Secretary not less than 90 days nor more than 180 days prior to the first anniversary of the preceding year's annual meeting. In addition, in accordance with Rule 14a-8(3)(i), proposals of stockholders which are proposed to be included in the Company's proxy statement and form of proxy relating to the 1998 annual meeting must be received by the Company's Secretary on or before December 12, 1997. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company via certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for May 6, 1997.


                    PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     A board of seven directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and such time as his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death.

     The names of the nominees, and certain information about them, are set forth below:

          NAME               AGE     POSITION(S) WITH THE COMPANY
-----------------------      ---     ----------------------------
Lawrence J. Schoenberg        64     Chairman of the Board
Tania Amochaev                47     Director
Gerald W. Ebker               58     Director
Thomas L. Hewitt              58     Director
Lee Johnson                   69     Director
James J. Leto                 53     Director
M. Dendy Young                49     President and Chief Executive
                                     Officer, and a Director

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

     There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

     Mr. Schoenberg has been a director since December 1991 and Chairman of the Board since February 1995. He previously served as a director of the Company from March 1990 to December 1990, and served as Chairman of the Board from May 1990 to December 1990. Mr. Schoenberg served as Chief Executive Officer and Chairman of the Board of Directors of AGS Computers, Inc. from January 1967 to December 1990 and as Chairman of its Executive Committee from January 1991 to December 1991. Mr. Schoenberg is also a director of Sungard Data Services, Inc.; Merisel, Inc.; Penn-America Group, Inc.; and Cellular Technical Services Company, Inc.

     Ms. Amochaev has been a director since October 1994. Since February 1997, she has been the Chair of the Executive Committee of QuickResponse Services, Inc., the leading provider of demand chain management services for the retail industry, where she served as President from May 1992 until February 1997, and additionally as Chief Executive Officer from May 1993 until February 1997. From May 1988 to March 1992, she was Chief Executive Officer of Natural Language, Inc., a client server database tool software company. Ms. Amochaev is also a director of QuickResponse Services, Inc. and Walker Interactive Systems, Inc.

     Mr. Ebker has been a director since April 1994 and served as Chief Executive Officer from November 1 to December 18, 1995. From March 1963 until his retirement in December 1993, he held a number of executive management positions with various subsidiaries of IBM Corporation, most recently as IBM Vice President and Chairman and Chief Executive Officer of IBM Federal Systems Company, a government systems integrator.

     Mr. Hewitt has been a director since March 1996. Since December 1984, he has been the Chief Executive Officer and a director of Federal Sources, Inc., a market research and consulting firm he founded. Mr. Hewitt is also a director of FSI Products, Inc.

     Mr. Johnson has been a director since March 1996. Since March 1984, he has been the President of Federal Airways Corporation, a provider of highly modified, special mission high altitude aircraft to civilian and defense agencies. From February 1986 to August 1994, Mr. Johnson served as Chairman of the Board of Falcon Microsystems, Inc., a government microcomputer reseller founded by Mr. Young and acquired by the Company in August 1994 ("Falcon").

     Mr. Leto has been a director since March 1996. Since June 1996, he has been the President and Chief Executive Officer and a director of Network Imaging Corporation, a developer and marketer of software used to manage client/server, object-oriented, and enterprise-wide information. From January 1992 until February 1996, he was Chairman and Chief Executive Officer of PRC, Inc., a provider of scientific and technology-based systems, products and services to government and commercial clients around the world. Mr. Leto is also a director of Federal Sources, Inc., where Mr. Hewitt is Chief Executive Officer.

     Mr. Young has been President and Chief Executive Officer and a director since December 1995. From August 1994 until joining the Company, he was Principal and Consultant of The Exeter Group, a management consulting firm he founded. From January 1989 until August 1994, Mr. Young served as President and Chief Executive Officer and a director of Falcon.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held a total of five meetings during 1996. During 1996, each director of the Company attended at least 75% of the meetings of the Board of Directors held during the period that he or she was a director and at least 75% of all meetings held by all committees of the Board on which he or she served. The Board of Directors has standing audit, compensation and nominating committees, as discussed below.

     The Audit Committee is currently comprised of Messrs. Ebker, Johnson and Schoenberg, and met three times during 1996. The Audit Committee selects the Company's independent auditors, reviews reports from accountants and from the Company's financial officers, reviews transactions relating to officers and directors and generally performs functions related to the financial condition and policies of the Company.

     The Compensation Committee is currently comprised of Ms. Amochaev, Mr. Hewitt and Mr. Leto, and met once during 1996; however, committee business was conducted through committee member discussions concerning compensation matters during meetings of the entire Board, and through forms of unanimous written consent. See "Executive Compensation and Other Information -- Compensation Committee Interlocks and Insider Participation" and "Compensation Committee Report on Executive Compensation." The Compensation Committee's responsibilities include administering the Company's stock option plans (including determining the persons to whom options are granted and the terms of such options), the Company's Employee Stock Purchase Plan ("ESPP"), and the Company's 401(k) Plan; advising the Board on employee compensation matters, including executive bonus plans; and performing such other duties regarding compensation matters as may be delegated to it by the Board from time to time.

     The Nominating Committee is currently comprised of Messrs. Schoenberg and Young, and did not meet during 1996. Committee business was conducted through discussions of Committee matters during meetings of the Board as a whole. The Nominating Committee's responsibilities are to: (i) seek, evaluate and recommend to the Board qualified individuals for election to the Board of Directors by the stockholders, or by the Board to fill vacancies thereon whenever vacancies occur; (ii) advise the Board on matters pertaining to the size and composition of the Board of Directors; and (iii) consider nominees for the Board whose names are timely submitted by stockholders in writing to the Chairperson of the Nominating Committee accompanied by such information regarding the nominee as would be required under SEC rules if the stockholder were soliciting proxies with regard to the election of such nominee.

COMPENSATION OF DIRECTORS

     All non-employee directors of the Company receive automatic grants of stock options under the Company's 1996 Stock Option Plan ("1996 Plan") of 15,000 shares upon initial election (30,000 in the case of the Chairman of the Board), and upon each subsequent annual re-election, to the Board of Directors. Each such automatic option grant vests over a 12-month period, with the first vesting occurring at the end of the month in which the date of grant occurred. Such options are granted at exercise prices equal to the closing price of the Company's common stock on The Nasdaq Stock Market
(sm) on the date of grant. As of March 1, 1997, options to purchase an aggregate of 105,000 shares had been granted to the Company's six non-employee directors under the 1996 Plan, at an exercise price of $5.25 per share. Non-employee directors of the Company are not eligible to participate in the Company's 1994 Stock Option Plan ("1994 Plan") or ESPP. Directors of the Company do not receive any other compensation for their service on the Board of Directors or any committee thereof, but are reimbursed for their reasonable out-of-pocket expenses incurred in association with the performance of their duties.

     In August 1995, Mr. Schoenberg was awarded compensation for serving as Chairman of the Board, commencing February 17, 1995 (the date of his election as Chairman of the Board), in the amount of $150,000 per year, payable at the rate of $12,500 per month. On May 7, 1996, pursuant to stockholder approval of the 1996 Plan and in accordance with resolutions previously adopted by the Board of Directors, all cash compensation was terminated for non-employee directors (including the Chairman), except reimbursement for reasonable out-of-pocket expenses. Prior to such termination, Mr. Schoenberg received $62,500 during 1996 under the August 1995 compensation arrangement.

                         COMMON STOCK OWNERSHIP OF
                   PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of March 1, 1997 (except as noted otherwise) by: (i) each person who is known to own bene-ficially more than 5% of the outstanding shares of the Company's common stock; (ii) each of the Company's directors who owns common stock; (iii) each of the executive officers named in the Summary Compensation Table on page 9; and (iv) all current directors and officers of the Company as a group.

                                               SHARES              PERCENT
                                            BENEFICIALLY             OF
NAME OF BENEFICIAL OWNER (1)                    OWNED               CLASS
----------------------------                -------------          -------

Hal Lashlee (2)                                715,500               9.1%
P.O. Box 7680
491 Alpine View
Incline Village, NV  89450

M. Dendy Young (3)                             699,730               8.9

FMR Corp. (4)                                  670,000               8.5
82 Devonshire Street
Boston, MA  02109-3614

Lawrence J. Schoenberg (5)                     242,002               3.1

Peter E. Janke (6)                             130,000               1.7

Gerald W. Ebker (7)                             78,000               1.0

Tania Amochaev (8)                              26,000               *

Lee Johnson (9)                                 20,000               *

James J. Leto (10)                              18,000               *

Worth D. MacMurray (11)                         16,625               *

Thomas L. Hewitt (12)                           15,000               *

John S. Campbell (13)                            9,000               *

H. Robert Boehm (14)                             4,000               *

All current directors and                    1,302,107              16.5%
officers as a group (16 persons) (15)

*    Less than one percent.

(1) Such persons have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2) To the Company's knowledge, includes 500,000 and 100,000 shares held by UZONA II and UZONA III, respectively, Nevada corporations of which Mr. Lashlee is the sole director and owns 100% of the voting stock. To the Company's knowledge, all of the non-voting interest in UZONA III is held by Lou Ann Barton, the mother of Mr. Lashlee's minor children.

(3) Includes 640,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997, and 410 shares held in the name of Mr. Young's minor children.

(4) Based on a Schedule 13G amendment dated February 14, 1997, wherein FMR Corp. reported the beneficial ownership of such shares.

(5) Includes 35,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997.

(6) Consists of 130,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997.

(7) Includes 71,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997.

(8) Includes 21,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997.

(9) Includes 15,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997.

(10) Consists of 18,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997.

(11) Consists of 16,625 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997.

(12) Consists of 15,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997.

(13) Consists of 9,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997.

(14) Consists of 4,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1997.

(15) Includes 1,018,375 shares for which options beneficially held by officers or directors are exercisable or become exercisable within 60 days after March 1, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC reports concerning their beneficial ownership of the Company's equity securities. Pursuant to Item 405 of Regulation S-K, the Company has an affirmative duty to provide proxy statement disclosure of "insiders" who do not timely file such reports. To the knowledge of the Company, based solely on its review of the copies of such forms received by it from its directors, officers and greater than 10% beneficial owners, Messrs. Hasper, Lambert and Young each failed to file on a timely basis one report relating to the Company's common stock beneficially owned by them.

                            EXECUTIVE OFFICERS

     The executive officers of the Company, and certain information about each of them, are as follows:

        NAME             AGE                TITLE
---------------------    ---    ----------------------------------------

M. Dendy Young           49     President and Chief Executive Officer
H. Robert Boehm          46     Vice President, Human Resources
John S. Campbell         44     Vice President, Sales and
                                   Customer Operations
Richard W. Hartt         45     Vice President and
                                   Chief Information Officer
Charles A. Hasper        42     Vice President, Controller and
                                   Acting Chief Financial Officer
William E. Johnson       56     Vice President, Operations
Arthur D. Lambert        51     Vice President, Field Sales
Joel A. Lipkin           43     Vice President, Business Development
Worth D. MacMurray       43     General Counsel and Corporate Secretary
William A. Shafley       46     Vice President, Marketing

     Officers are appointed by and serve at the discretion of the Board of Directors or, with respect to officers at the Vice President level, the Chief Executive Officer.

     For information concerning Mr. Young, see "Election of Directors -- Nominees."

     Mr. Boehm joined the Company in February 1996 as Vice President, Human Resources. From June 1994 until joining the Company, he was Principal of Boehm & Associates, a human resources consulting firm. From January 1992 to June 1994, Mr. Boehm served as Chief Administrative Officer of RJO Enterprises, a technology integration, professional services and manufacturing firm. From 1986 to December 1991 he served as Director, Human Resources for Unisys Federal Systems, a government systems integrator.

     Mr. Campbell joined the Company in December 1995 as Vice President, Sales and Customer Operations. From January 1995 until joining the Company, he served as Senior Manager, Government and Education Sales for Compaq Computer Corporation, a computer manufacturer. From June 1989 to December 1994, Mr. Campbell served as Senior Director, Inside Sales and Customer Support for Falcon.

     Mr. Hartt joined the Company in April 1996 as Vice President and Chief Information Officer. From September 1995 until joining the Company, he served as an independent consultant. From October 1990 to September 1995, Mr. Hartt served as Vice President, information Technology for Start, Inc., a financial services marketing company.

     Mr. Hasper joined the Company in December 1996 as Vice President and Controller, and assumed the additional role of principal accounting officer in February 1997 upon Mr. Janke's announcement that he was leaving the Company in April 1997 (see Employment Agreements and Termination of Employment and Change of Control Arrangements on page 12). From September 1996 until joining the Company, he served as Director, Business Management for Allied Signal Aerospace, a provider of systems services and support to the U.S. National Aeronautics and Space Administration. From April 1994 to September 1996, Mr. Hasper served as Chief Financial Officer and Controller for Decision Systems Technologies, Inc., a provider of information systems support to the Government. From June 1987 to April 1994, he served as Controller, Systems Services Organization for Unisys Corporation, a manufacturer of computer hardware.

     Mr. Johnson joined the Company as a result of the Company's August 1994 acquisition of Falcon. He served as Vice President, Product
Management from October 1994 to June 1995; as Vice President, Purchasing & Distribution from June 1995 to January 1996; and as Vice President, Operations since January 1996. From February 1988 until joining the Company, he served in various inventory management positions, most recently as Senior Director of Distribution, at Falcon.

     Mr. Lambert joined the Company in December 1996 as Vice President, Field Sales. From July 1995 until joining the Company, he served as Vice President, Sales for Heathkit Educational Systems, a developer and distributor of vocational education training tools. From April 1992 to July 1995, Mr. Lambert served as Vice President for Intelligent Signage, Inc., a distributor of braille and raised-letter signage compliant with the Americans with Disabilities Act, of which firm Mr. Lambert is also co-founder and co-owner.

     Mr. Lipkin joined the Company in March 1997 as Vice President, Business Development. From March 1987 to January 1997, he was employed by Zenith Data Systems, an integrator and reseller of microcomputer products and services to the Government, where he held various business management positions, including serving as Vice President, Systems Integration from August 1991 to January 1997.

     Mr. MacMurray joined the Company in February 1988 and held various legal positions until his appointment in February 1994 as General Counsel.

     Mr. Shafley joined the Company in September 1996 as Vice President, Marketing. From June 1995 until joining the Company, he served as Vice President for Comark, a microcomputer reseller. From July 1990 to February 1995, Mr. Shafley served as General Manager for Central Point Software, a software publisher.

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for the three years ended December 31, 1996 concerning compensation paid or accrued by the Company to or on behalf of: (i) the Chief Executive Officer ("CEO"); and
(ii) the four most highly compensated executive officers other than the CEO whose compensation during 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                                        LONG-TERM
                                                ANNUAL COMPENSATION                COMPENSATION AWARDS
                                        -------------------------------------    -----------------------
                                                                    OTHER        RESTRICTED   SECURITIES          ALL
        NAME AND                                                    ANNUAL         STOCK      UNDERLYING         OTHER
   PRINCIPAL POSITION            YEAR    SALARY        BONUS     COMPENSATION     AWARD(S)      OPTIONS      COMPENSATION
                                         ($)(1)        ($)(2)        ($)(3)          ($)          (#)             ($)
---------------------------      ----   ---------     ---------  ------------    ----------   ----------     ------------

M. Dendy Young                   1996   $       1     $      0     $      0      $       0           0       $ 400,000(4)
President and                    1995           1            0            0              0     700,000(5)      400,000(4)
Chief Executive Officer          1994           0            0            0              0     100,000(6)      123,077(4)

Peter E. Janke                   1996     185,000            0            0              0           0               0
Executive Vice President         1995       3,558(7)         0            0              0     195,000(8)            0
and Chief Financial Officer      1994           0            0            0              0           0               0

John S. Campbell                 1996     144,000       50,000            0              0           0               0
Vice President, Sales and        1995       5,538(7)         0            0              0      30,000               0
Customer Operations              1994           0            0            0              0           0               0

Worth D. MacMurray               1996     125,346       31,044            0              0      10,000               0
General Counsel and              1995     113,831            0            0              0           0               0
Corporate Secretary              1994     110,600            0            0              0      10,500               0

H. Robert Boehm                  1996     106,154(7)    28,096            0              0      20,000               0
Vice President,                  1995           0            0            0              0           0               0
Human Resources                  1994           0            0            0              0           0               0


(1) Includes amounts, if any, deferred by the Named Executive Officer pursuant to the Company's 401(k) plan.

(2) Bonuses under any Executive Bonus Plan are based on corporate and individual performance. See "Compensation Committee Report on Executive Compensation -- Executive Bonus Plan." No such bonuses were earned in 1995 or 1994 by officers as a group.

(3) Pursuant to SEC rules, perquisites not exceeding the lesser of $50,000 or 10% of a Named Executive's combined salary and bonus are not required to be reported.

(4) Consists of payments under the August 16, 1994 Consulting and Non-Competition Agreement entered into between Mr. Young and the Company in connection with the August 1994 Falcon acquisition.

(5) Represents options granted to Mr. Young in connection with the December 18, 1995 Employment Agreement between him and the Company (the "Employment Agreement;" see "Employment Agreements and
     Termination of Employment and Change of Control Agreements" on page
     12).

(6) Represents options granted to Mr. Young in connection with the August 1994 Falcon acquisition.

(7) Represents compensation for that portion of the year in which the officer commenced employment with the Company.

(8) Represents options granted to Mr. Janke in connection with the December 18, 1995 Employment Agreement between him and the Company (the "Employment Agreement;" see "Employment Agreements and Termination of Employment and Change of Control Agreements" on page
     12).  Mr. Janke is leaving the Company effective April 19, 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options made during the year ended December 31, 1996 to each of the Named Executive Officers:


                                                                      POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                                                      ANNUAL RATES OF STOCK
                                                                        PRICE APPRECIATION
                         INDIVIDUAL GRANTS                              FOR OPTION TERM(4)
-------------------------------------------------------------------   ---------------------
                     NUMBER OF    % OF TOTAL
                     SECURITIES    OPTIONS
                     UNDERLYING   GRANTED TO
                      OPTIONS     EMPLOYEES   EXERCISE   EXPIRATION
      NAME           GRANTED(1)   IN 1996(2)  PRICE(3)      DATE         5%          10%
                        (#)          (%)       ($/SH)                   ($)          ($)
------------------   ----------   ----------  --------   ----------   --------    --------

M. Dendy Young           0            0           0           -           -           -
Peter E. Janke           0            0           0           -           -           -
John S. Campbell         0            0           0           -           -           -
Worth D. MacMurray    10,000        3.4%        $6.13      7/1/03      $24,935     $58,109
H. Robert Boehm       20,000        3.8%        $3.25      7/1/03      $26,462     $61,667


(1) Such options were granted under the Company's various stock option plans, vest and become exercisable in 20 equal quarterly installments over five years and were granted for a term of seven years subject to earlier termination under certain circumstances relating to termination of employment.

(2) During fiscal 1996, employees were granted under the Company's various stock option plans or in accordance with employment offers, and non-employee directors were granted automatically under the 1996 Plan, options to purchase an aggregate of 529,500 shares of the Company's common stock.

(3) Represents the closing price of the Company's common stock on The Nasdaq Stock Market on the grant date.

(4) Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options. These values represent certain assumed rates of appreciation (i.e., 5% and 10% compounded annually over the term of such options) based on SEC Rules. The actual values, if any, will depend upon, among other factors, the future performance of the Company's common stock, overall market conditions and the Named Executive Officer's continued employment with the Company. Therefore, the potential values reflected in this table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN 1996 AND OPTION VALUES AT DECEMBER 31, 1996

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the year ended, and unexercised options held as of, December 31, 1996:

                                                         NUMBER OF
                                                        SECURITIES      VALUE OF
                                                        UNDERLYING     UNEXERCISED
                                                        UNEXERCISED   IN-THE-MONEY
                                                        OPTIONS AT     OPTIONS AT
                                                         12/31/96       12/31/96
                        SHARES                         -------------  -------------
                       ACQUIRED           VALUE        EXERCISABLE/   EXERCISABLE/
                      ON EXERCISE       REALIZED       UNEXERCISABLE  UNEXERCISABLE
      NAME                (#)            ($)(1)             (#)          ($)(2)
------------------   ------------     ------------     -------------  -------------

M. Dendy Young             0                0             640,000      $1,125,000
                                                          160,000        $187,500

Peter E. Janke (3)         0                0             130,000        $243,750
                                                           65,000        $121,875

John S. Campbell           0                0               6,000         $12,750
                                                           24,000         $51,000

Worth D. MacMurray         0                0              15,475               0
                                                            9,525               0

H. Robert Boehm            0                0               2,000          $4,750
                                                           18,000         $42,750

(1) Represents the excess of the market value of the shares acquired upon exercise of such options over the exercise price of such options.

(2) Represents the excess of the market value of the shares subject to such options over the exercise price of such options.

(3) Mr. Janke is leaving the Company effective April 19, 1997, at which time all of his options will become fully vested and exercisable. See "Employment Agreements and Termination of Employment and Change of Control Arrangements" on page 12.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee presently consists of three non-employee directors: Tania Amochaev, Thomas L. Hewitt and James J. Leto. No member of the Compensation Committee is a current or former officer or employee of the Company. Mr. Leto also serves on the board of directors of Federal Sources, Inc., where Mr. Hewitt is Chief Executive Officer. Although Mr. Young is not a member of the Compensation Committee, he is expected to attend Committee meetings at the request of the Committee to provide information to, and respond to questions from, the Committee, and he will not exercise any of the rights or have any of the responsibilities of a Committee member. He is not entitled to vote on any matters before the Compensation Committee and does not participate in any Committee decisions regarding compensation, including his own. See "Compensation Committee Report on Executive Compensation."

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND
CHANGE OF CONTROL ARRANGEMENTS

     Pursuant to an agreement dated December 18, 1995 (the "Employment Agreement"), M. Dendy Young serves as the President and Chief Executive Officer of the Company, as well as a member of its Board of Directors, for a term ending January 1, 1998. Mr. Young is paid annual cash compensation of $1.00 per year, payable annually in advance, and is entitled to such other benefits and perquisites, including any executive bonus plan, as provided to other senior officers pursuant to policies established from time to time by the Board. In addition, as a material inducement to Mr. Young to enter into the Employment Agreement, the Company granted to him a non-statutory stock option to purchase an aggregate of 700,000 shares of the Company's common stock at $3.75 per share (which price represents the closing price on the date of grant of the Company's common stock on The Nasdaq Stock Market), vesting as to 350,000, 250,000 and 100,000 shares on December 18, 1995, 1996 and 1997, respectively.

     All of such options automatically become fully vested and exercisable if Mr. Young's employment is terminated by the Company without cause, or upon any change in control of the Company. The unvested portion of such options may be canceled if Mr. Young's employment is terminated by him other than pursuant to a change in control of the Company, or by the Company for cause or in the case of Mr. Young's death or disability.

     Pursuant to an agreement dated December 18, 1995, Peter E. Janke serves as the Executive Vice President of the Company (on January 5, 1996, Mr. Janke was elected to the additional position of Chief Financial Officer) for a term ending on January 1, 1999. Mr. Janke is paid annual cash compensation of $185,000 per year and is entitled to such other benefits and perquisites, including any executive bonus plan, as provided to other senior officers pursuant to policies established from time to time by the Board. In addition, the Company granted to Mr. Janke a non-statutory stock option to purchase an aggregate of 195,000 shares of the Company's common stock at $3.75 per share (which price represents the closing price on the date of grant of the Company's common stock on The Nasdaq Stock Market), vesting as to 65,000 shares on each of December 18, 1995, 1996 and 1997, respectively.

     Mr. Janke is leaving the Company effective April 19, 1997 and, pursuant to the employment agreement between Mr. Janke and the Company, he receives a lump sum severance payment of $185,000 and all of his then unvested stock options automatically become fully vested and exercisable.

     Under the Company's severance plan as amended to date (the "Severance Plan"), officers of the Company at the Vice President level and above (not including Messrs. Young and Janke) who have completed nine full consecutive calendar months of employment ("Eligible Officers") are entitled to receive certain severance benefits for one year following termination of employment, if such termination is non-temporary, involuntary and without cause. An Eligible Officer is entitled to such severance benefits regardless of length of employment with the Company if such termination is a result of the Company's divestment of an operating unit and the Eligible Officer is not offered employment with the acquiring company on substantially the same terms as his or her employment with the Company. In addition, if there is a "change of control" of the Company, an Eligible Officer will receive benefits under the Severance Plan regardless of length of employment with the Company if such officer terminates his or her employment with the Company either for any reason within one year following the change in control or for "good reason" (which includes the assignment to the Eligible Officer of significant duties inconsistent with his or her prior position or a reduction in his or her compensation or benefits) within two years following such change in control. A "change in control" of the Company is defined in the Severance Plan to mean: (i) an acquisition of 50% or more of the Company's outstanding voting securities;
(ii) during any 12-month period, individuals who were directors at the beginning of such period cease to constitute at least a majority of the Board of Directors, unless the election of each new director is approved by a majority of directors then in office who were directors at the beginning of such period; (iii) certain mergers of the Company or a sale of all or substantially all of its assets; or (iv) a liquidation of the Company.
Each Eligible Officer is entitled to one year of severance pay based on his or her highest annual compensation (base salary plus car allowance) prior to termination. In addition, an Eligible Officer may elect to accept accelerated vesting of his or her then outstanding but unvested stock options partially or wholly in lieu of accrued severance pay. In order to receive severance benefits under the Severance Plan, each Eligible Officer is required to execute an employment separation agreement with the Company which provides, among other things, for confidentiality, a general release in favor of the Company, and a covenant not to compete with the Company for a period of 12 months after any termination of Company employment.

     On March 10, 1997, the Company's Board of Directors voted unanimously to terminate the Severance Plan. However, such termination will not be effective with respect to current Eligible Officers, including the Named Executive Officers (whose benefits under the Severance Plan, in accordance with the terms thereof, may not be adversely affected without their consent and, in any case, not affecting Messrs. Young and Janke, as noted above), but only to officers who have not qualified as Eligible Officers prior to March 10, 1997.

     Based on current compensation levels, the amount that would be payable under the Severance Plan to Messrs. Campbell, MacMurray and Boehm if their employment were terminated in March 1996, if they were eligible for and elected severance benefits solely under the Severance Plan and if they did not elect accelerated vesting, would be $150,000, $136,000 and $126,000, respectively, payable pro rata over 26 bi-weekly periods. Messrs. Young and Janke are not eligible for benefits under the Severance Plan.

     Pursuant to the Employment Agreement, if Mr. Young's employment were terminated prior to August 16, 1999, other than for cause or pursuant to a change in control of the Company, he would receive a lump sum severance payment representing the aggregate of the remaining payments under the Consulting and Non-Competition Agreement entered into between Mr. Young and the Company in connection with the August 1994 Falcon acquisition), and all unvested stock options would automatically become fully vested and exercisable. As of March 31, 1997, remaining payments under the Consulting and Non-Competition Agreement equaled $484,615.

     THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.


          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


POLICY AND OBJECTIVES

     The Company's compensation program for executive officers is designed to attract, motivate and retain qualified executive officers and is generally administered by the Compensation Committee. The Company's program is based on compensation policies and plans which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of GTSI's executive officers with those of its stockholders. Accordingly, the Committee, which is composed entirely of non-employee directors, structures such policies and plans to pay competitive levels of compensation for competitive levels of performance, and to provide for superior compensation opportunities for superior levels of performance.

     The Company actively collects and analyzes compensation information from ten competitive computer resellers (the "Competitive Group"; all of which are publicly traded companies, and five of which are listed in the Company's Peer Index used in the Performance Graph appearing elsewhere in this Proxy Statement). This information, and other market and competitive information collected by the Company's Human Resources department, is used as the basis for comparing the compensation of the Company's executive officers to amounts paid to executive officers with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar business as GTSI.

COMPONENTS

     GTSI's executive compensation program includes three components, each of which is intended to serve the overall compensation approach described above: base salary, an executive bonus and stock options.

     BASE SALARY

     The Committee believes that the Company pays base salaries to its executive officers that are set conservatively, and below the median, compared with executive officers employed at competing companies. The Committee, among other things, reviews and approves the annual salaries of the Company's President and CEO, and Executive Vice President(s). The CEO and the Chairperson of the Committee have been delegated by the Board of

Directors the collective authority to set the annual base salaries of the remaining, less senior executive officer positions. Additionally, all executive officers participate in the Company's broad-based employee benefit plans.

     EXECUTIVE BONUS PLAN

     The Committee believes that a significant portion of each executive officer's total compensation should be "at risk" in the form of incentive compensation. Accordingly, under an annual Executive Bonus Plan developed and implemented under the Committee's supervision, the Company pays cash bonuses to all its eligible executive officers according to a formula that varies, according to position, on two factors: (1) certain Company financial goals (net income and gross margin); and (2) certain individual goals. Individual bonuses are calculated as a percentage of base salary and range from 25% to 40% in the case of officers generally, other than the CEO. In 1996, bonuses were earned by executive officers based on application of the Executive Bonus Plan's formula. The CEO additionally employs the occasional use of "spot" bonuses in recognition of extraordinary performance. In 1996, Mr. MacMurray was awarded two such spot bonus of $5,000 each.

     STOCK OPTIONS

     Options to purchase the Company's common stock are a key component of the Company's executive compensation program. The Committee views the grant of stock options as a valuable incentive that serves to align the interests of executive officers with the Company's goal of enhancing stockholder value. Options will only have value to an executive officer if the stock price increases over the exercise price. The Committee reviews and acts upon recommendations by the Company's CEO with regard to the grant of stock options to executive officers (other than to himself). In determining the size and other terms of an option grant to an executive officer, the Committee considers a number of factors, including such officer's position, responsibilities and previous stock option grants (if any). Options typically vest in equal installments over three to five years and, therefore, encourage an officer to remain in the employ of the Company.

     During 1996, option grants were made to seven executive officers in connection with each person's acceptance of an officer-level position with the Company, and to two current executive officers as performance incentives.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In evaluating the CEO's compensation, the Committee generally considers compensation levels of chief executive officers within the Competitive Group.

     Mr. Young's compensation of $1 per year in salary and 700,000 options was unanimously approved by the Board, prior to Mr. Young becoming a Board member. This compensation plan is intended to provide significant incentives to Mr. Young to increase the Company's value, as reflected in its stock price, to the benefit of all Company stockholders. Mr. Young became President and CEO on December 18, 1995.

OTHER MATTERS

     Mr. Young from time to time consulted with, and made recommendations to, the Committee with respect to the compensation of the Company's executive officers other than himself. Other than as delegated by the Board of Directors (as set forth above), Mr. Young did not participate in decisions relating to executive officer compensation, including his own, and did not participate on matters relating to the administration of the Company's stock option plans.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly-held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. Final regulations to implement the new limitation were published in December 1995. The 1996 Stock Option Plan is designed so that amounts realized on the exercise of options granted thereunder may qualify as "performance-based compensation" that is not subject to the deduction limitation of Section 162(m). The Committee intends to evaluate other elements of compensation in light of Section 162(m), but may enter into arrangements that do not satisfy exceptions to
Section 162(m), as the Committee determines to be appropriate. In particular, based upon the Company's current compensation plans and policies and the final regulations under Section 162(m), it is possible that the compensation to be paid to Mr. Young (primarily due to the stock option component of his compensation arrangement) for 1997 may exceed the $1 million limitation per officer.

                                   COMPENSATION COMMITTEE
                                   Tania Amochaev
                                   Thomas L. Hewitt
                                   James J. Leto (Chairperson)

     THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                             PERFORMANCE GRAPH

     The following graph compares the annual percentage change in the cumulative total return on the Company's common stock with the cumulative total return of the Nasdaq Composite Index and a Peer Index of companies with the same four-digit standard industrial classification (SIC) code as the Company (SIC Code 5045 -- Computers and Peripheral Equipment and Software)(1) for the period commencing December 31, 1991, and ending December 31, 1996.(2) The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                    December 31,
                --------------------------------------------------------
                 1991      1992      1993      1994      1995      1996
                ------    ------    ------    ------    ------    ------
Nasdaq Index    100.00    100.98    121.13    127.17     164.96    204.98
Peer Index      100.00    112.91    181.60    117.46     152.71    205.87
GTSI            100.00     51.89     92.45     81.13      33.02     42.45

(1) The 50 companies listed in SIC Code 5045 are: Actrade Intl. Ltd; Alphanet Solutions, Inc.; Applied Cellular Tech.; Atec Group, Inc.; Aurora Electronics, Inc.; BRC Holdings, Inc.; Bristol Tech. Sys.; Capital Associates, Inc.; CDW Computer Centers, Inc.; Cheyenne Software, Inc.; CHS Electronics, Inc.; CompuCom Systems, Inc.; Computer Marketplace, Inc.; Computer Integration Corp.; Continental Info. Sys.; Dataflex Corporation; Datatrend Services, Inc.; Egghead, Inc.; En Pointe Technologies; Global Intellicom, Inc; Government Technology Services, Inc.; Hirel Holdings, Inc.; Infosafe Sys. Inc.; Ingram Micro, Inc.; Intelligent Electronics, Inc.; Liuski International, Inc.; Mechanical Dynamics, Inc.; Merisel, Inc.; Miami Computer Supply Corp.; MicroAge, Inc.; Micros-to-Mainframes, Inc.; North Star Universal, Inc.; OCG Technology, Inc.; Omni U.S.A., Inc.; Orcad, Inc.; PC Services Source, Inc.; PCC Group, Inc.; Peak Technologies Group; Peerless Systems Corp.; Programmers Paradise, Inc.; Safeguard Scientific, Inc.; Sand Technology Systems International; Scansource, Inc.; Software Spectrum, Inc.; Southern Electronics Corporation; Tech Data Corporation; Transnet Corporation; V-One Corp.; Venturian Corp. and Wiz Technology. Since last year's proxy statement, Access Healthnet, Inc.; Blue Chip Computerware; Business Records Corporation; CWE, Inc.; GBC Technologies, Inc.; Glasgal Communications; Inmac Corporation; Insight Enterprises, Inc.; IRG Technologies, Inc.; LDI Corporation; Micom Communications Corporation; Polyphase Corporation; Random Access, Inc.; Robec, Inc.; and Solar-Mates, Inc. were deleted from SIC Code 5045 and Alphanet

     Solutions, Inc.; Applied Cellular Tech.; Atec Group, Inc.; Aurora Electronics, Inc.; BRC Holdings, Inc.; Bristol Tech. Sys.; Capital Associates, Inc.; Computer Integration Corp.; Continental Info. Sys.; En Pointe Technologies; Global Intellicom, Inc; Hirel Holdings, Inc.; Infosafe Sys. Inc.; Ingram Micro, Inc.; Mechanical Dynamics, Inc.; Miami Computer Supply Corp.; OCG Technology, Inc.; Orcad, Inc.; PC Services Source, Inc.; Peak Technologies Group; Peerless Systems Corp.; Programmers Paradise, Inc.; V-One Corp.; and Venturian Corp. were added to SIC Code 5045.

(2) Assumes: (i) $100 invested on September 20, 1991 in GTSI common stock (based on its initial public offering price of $12 per share) and in the stocks of the companies comprising the Nasdaq Composite Index and the Peer Index; and (ii) immediate reinvestment of all dividends.


                               PROPOSAL 2 -
                         EXTENSION OF RIGHTS PLAN

     At the Annual Meeting, the stockholders of the Company will be requested to consider and vote on a three-year extension (i.e., until January 3, 2000) of the Company's Stockholder Rights Plan. The affirmative vote of a majority of the shares of the Company's common stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for passage of such extension proposal. In the event of a negative vote on this proposal, the Rights Plan will terminate effective May 6, 1997.

SUMMARY OF THE RIGHTS

     On December 19, 1994, the Board of Directors of Government Technology Services, Inc. (the "Company") authorized and declared a dividend of one preferred stock purchase right (a "Right") for each share of common stock, par value $0.005 per share, of the Company (the "Common Shares"). The dividend is payable on January 3, 1995 (the "Record Date") to the holders of record of Common Shares as of the close of business on such date.

     The following is a brief description of the Rights Plan. It is intended to provide a general description only and is subject to the detailed terms and conditions of a Rights Agreement (the "Rights Agreement") dated as of January 3, 1995 by and between the Company and First Union National Bank of North Carolina as Rights Agent (the "Rights Agent"). Capitalized terms not defined herein shall have the meaning set forth in the Rights Agreement.

     1.   COMMON SHARE CERTIFICATES REPRESENTING RIGHTS

          Until the Distribution Date (as defined in Section 2 below), (a) the Rights shall not be exercisable, (b) the Rights shall be attached to and trade only together with the Common Shares and (c) the stock certificates representing Common Shares shall also represent the Rights attached to such Common Shares. Common Share certificates issued after the Record Date and prior to the Distribution Date shall contain a notation incorporating the Rights Agreement by reference.

     2.   DISTRIBUTION DATE

          The "Distribution Date" is the earliest of (a) the tenth business day (or such later day as may be designated by the Board of Directors) following the date of the commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person to become the beneficial owner of 25% or more of the then outstanding Common Shares (such person, upon acquiring beneficial ownership of 25% or more of the then outstanding Common Shares, is a "25% Stockholder" and the date of the first public announcement of such fact is the "25% Ownership Date"), (b) the tenth business day following the date of the first public announcement that any person (other than the Company or certain related entities, and with certain additional exceptions) has become a 25% Stockholder or (c) the first date, on or after the 25% Ownership Date, upon which the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation or in which the outstanding Common Shares are changed into or exchanged for stock or assets of another person, or upon which 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business). In calculating the percentage of outstanding Common Shares that are beneficially owned by any person, such person shall be deemed to beneficially own any Common Shares issuable upon the exercise, exchange or conversion of any options, warrants or other securities beneficially owned by such person; provided, however, that such Common Shares issuable upon such exercise shall not be deemed outstanding for the purpose of calculating the percentage of Common Shares that are beneficfter December 19, 1994, any person becomes the beneficial owner of at least 25% of the then outstanding Common Shares as a result of any decrease in the number of outstanding Common Shares resulting from any stock repurchase plan or self tender offer of the Company, then such person shall not be deemed a "25% Stockholder" until such person thereafter acquires beneficial ownership of, in the aggregate, an additional 50,000 Common Shares.

          Upon the close of business on the Distribution Date, the Rights shall separate from the Common Shares, Right certificates shall be issued and the Rights shall become exercisable to purchase Preferred Shares as described in Section 5 below.

     3.   ISSUANCE OF RIGHT CERTIFICATES

          As soon as practicable following the Distribution Date, separate certificates representing only Rights shall be mailed to the holders of record of Common Shares as of the close of business on the Distribution Date, and such separate Right certificates alone shall represent such Rights from and after the Distribution Date.

     4.   EXPIRATION OF RIGHTS

          The Rights shall expire on May 6, 1997 (May 6, 2000 if this extension proposal is approved) unless earlier redeemed or exchanged, provided that if the Distribution Date has previously occurred and the Rights have separated from the Common Shares, the Rights will expire on January 3, 2005 unless earlier redeemed or exchanged.

     5.   EXERCISE OF RIGHTS

          Unless the Rights have expired or been redeemed or exchanged, they may be exercised, at the option of the holders, pursuant to paragraphs
(a), (b) or (c) below. No Right may be exercised more than once or pursuant to more than one of such paragraphs. From and after the first event of the type described in paragraphs (b) or (c) below, each Right that is beneficially owned by a 25% Stockholder or that was attached to a Common Share that is subject to an option beneficially owned by a 25% Stockholder shall be void.

          (a) RIGHT TO PURCHASE PREFERRED SHARES. From and after the close of business on the Distribution Date, each Right (other than a Right that has become void) shall be exercisable to purchase one one-thousandth of a share of Series B Junior Participating Cumulative Preferred Stock, par value $0.25 per share, of the Company (the "Preferred Shares"), at an exercise price of $40 (forty dollars) (the "Exercise Price"). Prior to the Distribution Date, the Company may substitute for all or any portion of the Preferred Shares that would otherwise be issuable upon exercise of the Rights, cash, assets or other securities having the same aggregate value as such Preferred Shares. The Preferred Shares are non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to any other series of the Company's preferred stock, whether issued before or after the issuance of the Preferred Shares. The Preferred Shares may not be issued except upon exercise of Rights. The holder of a Preferred Share is entitled to receive when, as and if declared, the greater of (i) cash and non-cash dividends in an amount equal to 1,000 times the dividends declared on each Common Share or (ii) a preferential annual dividend of $1.00 per Preferred Share ($0.001 per one-thousandth of a Preferred Share). In the event of liquidation, the holders of Preferred Shares shall be entitled to receive a liquidation payment in an amount equal to the greater of (1) $1.00 per Preferred Share ($0.001 per one-thousandth of a Preferred Share), plus all accrued and unpaid dividends and distributions on the Preferred Shares, or (2) an amount equal to 1,000 times the aggregate amount to be distributed per Common Share. Each Preferred Share has voting rights equal to 1,000 times the voting rights of each Common Share, and the Preferred Shares vote as a class with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, the holder of a Preferred Share shall be entitled to receive 1,000 times the amount received per Common Share. The rights of the Preferred Shares as to dividends, voting and liquidation preferences are protected by anti-dilution provisions. It is anticipated that the value of one one-thousandth of a Preferred Share should approximate the value of one Common Share.

          (b) RIGHT TO PURCHASE COMMON SHARES OF THE COMPANY. From and after the close of business on the tenth business day following the 25% Ownership Date, each Right (other than a Right that has become void) shall be exercisable to purchase, at the Exercise Price (initially $40), Common Shares with a market value equal to two times the Exercise Price. If the Company does not have sufficient Common Shares available for all Rights to be exercised, the Company shall substitute for all or any portion of the Common Shares that would otherwise be issuable upon the exercise of the Rights, cash, assets or other securities having the same aggregate value as such Common Shares.

          (c) RIGHT TO PURCHASE COMMON STOCK OF A SUCCESSOR CORPORATION. If, on or after the 25% Ownership Date, (i) the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a merger or other business combination in which all or part of the outstanding Common Shares are changed into or exchanged for stock or assets of another person or (iii) 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), then each Right (other than a Right that has become void) shall thereafter be exercisable to purchase, at the Exercise Price (initially $40), shares of common stock of the surviving corporation or purchaser, respectively, with an aggregate market value equal to two times the Exercise Price.

The right to purchase the Common Shares does not apply solely as a result of a person becoming a 25% Stockholder as a result of a tender or exchange offer for all outstanding Voting Shares if, prior to the purchase of shares under such offer, such transaction is approved by a majority of the directors who are not officeiliates, Associates, nominees or representatives of such person (a "Permitted Offer"). The right to purchase the common stock of the surviving corporation or purchaser does not apply to a merger or other business combination between the Company and a person that acquires Voting Shares as a result of a Permitted Offer, provided that the consideration paid in the merger is paid in the same form as in, and is equal to or greater in value than that paid in, the Permitted Offer.

In the event that the holder of a Right would otherwise be entitled to exercise the Right under the circumstances described in either Section 5(b) or Section 5(c), the provisions of Section 5(c), including the non-applicability of that section to Permitted Offers, shall apply.

     6.   ADJUSTMENTS TO PREVENT DILUTION

          The Exercise Price, the number of outstanding Rights and the number of Preferred Shares or Common Shares issuable upon exercise of the Rights are subject to adjustment from time to time as set forth in the Rights Agreement in order to prevent dilution.

     7.   CASH PAID INSTEAD OF ISSUING FRACTIONAL SECURITIES

          With certain exceptions, no adjustment in the Exercise Price shall be required until cumulative adjustments require an adjustment of at least 1%. No fractional securities shall be issued upon exercise of a Right (other than fractions of Preferred Shares that are integral multiples of one one-thousandth of a Preferred Share and that may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash shall be made based on the market price of such securities on the last trading date prior to the date of exercise.

     8.   REDEMPTION

          At any time prior to the earlier of (a) the first event of the type giving rise to the exercise rights described under 5(b) above, (b) the first event of the type giving rise to exercise rights described under 5(c) above or (c) the Expiration Date, the Board of Directors may, at its option, direct the Company to redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), and the Company shall so redeem the Rights. In the event that a 25% Ownership Date shall have occurred or during the 180 days following the date upon which a majority of the Board of Directors is replaced in a proxy or consent solicitation participated in by a Person who has stated his intent (or is determined by a majority of the Board of Directors upon the commencement of the solicitation to intend) to take such action that would result in such Person becoming a 25% Stockholder or would cause the occurrence of any of the events described in (a) or (b) above, any action by the Board of Directors to redeem the Rights must be approved by a majority of (and regardless by at least two) Continuing Directors (as that term is defined in the Rights Agreement). Immediately upon any such action by the Board of Directors (the date of such action is the "Redemption Date"), the right to exercise Rights shall terminate and the only right of the holders of Rights thereafter shall be to receive the Redemption Price.

     9.   EXCHANGE

          At any time after the 25% Ownership Date and prior to the first date thereafter upon which a 25% Stockholder shall be the beneficial owner of 50% or more of the outstanding Common Shares, the Board of Directors may, at its option, direct the Company to exchange all, but not less than all, of the then outstanding Rights for Common Shares at an exchange ratio per Right equal to that number of Common Shares which, as of the date of the Board of Directors' action, has a current market price equal to the difference between the Exercise Price and the current market price of the shares that would otherwise be issuable upon exercise of a Right on such date (the "Exchange Ratio"), and the Company shall so exchange the Rights. Immediately upon such action by the Board of Directors, the right to exercise Rights shall terminate and the only right of the holders of Rights thereafter shall be to receive a number of Common Shares equal to the Exchange Ratio.

     10.  NO STOCKHOLDER RIGHTS PRIOR TO EXERCISE

          Until a Right is exercised, the holder thereof, as such, shall have no rights as a stockholder of the Company (other than rights resulting from such holder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

     11.  AMENDMENT OF RIGHTS AGREEMENT

          The Board of Directors may, from time to time, without the approval of any holder of Rights, direct the Company and the Rights Agent to supplement or amend any provision of the Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holder of Rights, and the Company and the Rights Agent shall so supplement or amend such provision; provided, however, that from and after the earliest of (a) the date of the first event of the type giving rise to exercise rights described under 5(b) above, (b) the date of the first event of the type giving rise to exercise rights described under 5(c) above, (c) the Redemption Date or (d) the Expiration Date, the Rights Agreement shall not be supplemented or amended in any manner that would materially and adversely affect any holder of outstanding Rights other than a 25% Stockholder; provided, further that in the event that a 25% Ownership Date shall have occurred, or during the 180 days following the date upon which a majority of the Board of Directors is replaced in a proxy or consent solicitation participated in by a Person who has stated his intent (or is determined by a majority of the Board of Directors upon the commencement of the solicitation to intend) to take such action that would result in such Person becoming a 25% Stockholder or would cause the occurrence of any of the events described in (a) or (b) above, any such amendment or supplement must be approved by a majority of (and regardless by at least two) Continuing Directors.

APPROVAL OF THE RIGHTS PLAN

     If the extension of the Rights n stock present in person or represented by proxy and entitled to vote at the Annual Meeting, the Rights Plan will terminate effective May 6, 1997. However, the result of the vote of the stockholders on this proposal will not limit or otherwise affect the power of the Board of Directors to adopt a rights plan or take similar action in the future if the Board of Directors, in the exercise of its fiduciary duties, determines such action to be in the best interests of the Company.

                          INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP, independent accountants, to audit the Company's financial statements for the year ending December 31, 1997. A representative of Arthur Andersen is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

     During the first calendar quarter of 1996, proposals were requested from qualified firms of certified public accountants to perform audit services beginning in 1996 for the Registrant. The Registrant's former independent accountant - Coopers & Lybrand LLP - submitted a letter in response to the Registrant's request for proposals, stating an interest in continuing to serve as the Registrant's independent accountant, but declining to participate in the Registrant's proposal process, as defined in the request for proposals. On June 6, 1996, the Audit Committee of the Board of Directors met to interview the finalist firms selected by management as a result of the above-mentioned process. On June 17, 1996, such Audit Committee approved the engagement of Arthur Andersen LLP as the independent accountants for the Registrant.

     During the two fiscal years ended December 31, 1995 and 1994, (i) there were no disagreements with Coopers & Lybrand LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused it to make reference in connection with its report to the subject matter of the disagreement; and (ii) Coopers & Lybrand LLP has not advised the Registrant of any reportable events as defined in paragraph (A) through (D) of Regulation S-K Item 304 (a)(1)(v).

     The accountants' report of Coopers & Lybrand LLP on the consolidated financial statements of Government Technology Services, Inc. and Subsidiary as of and for the years ended December 31, 1995 and 1994 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     A copy of the Company's 1996 Annual report to Stockholders is being delivered to each stockholder of record as of the Record Date. THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC, IS AVAILABLE FREE OF CHARGE TO ALL STOCKHOLDERS OF RECORDS AS OF THE RECORD DATE BY WRITING TO THE COMPANY AT 4100 LAFAYETTE CENTER DRIVE, CHANTILLY, VIRGINIA 20151-1200, ATTENTION: INVESTOR RELATIONS.

                               OTHER MATTERS

     The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, the proxies will vote the shares they represent as they deem advisable.


                                   By Order of the Board of Directors


                                   Worth D. MacMurray
                                   Corporate Secretary


Chantilly, Virginia
April 11, 1997

                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                               GOVERNMENT TECHNOLOGY SERVICES, INC.
                                                1997 ANNUAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of Government Technology Services, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 11, 1997, and Annual
Report on Form 10-K for the year ended December 31, 1996, and hereby appoints M. Dendy Young and Worth D. MacMurray, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. on May 6, 1997, at the
Company's new distribution center located at 3900A Stonecroft Boulevard in Chantilly, Virginia, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:

     1.   ELECTION OF DIRECTORS:        [ ] FOR ALL nominees listed below            [ ] WITHHOLD AUTHORITY
                                        (except as marked to the contrary below).    to vote for ALL nominees listed below.

     (Instruction:  To Withhold the authority to vote for any individual nominee, mark the box next to the nominee's name below.)
     Name of Nominee:

               [ ] Tania Amochaev       [ ] Gerald W. Ebker      [ ] Thomas L. Hewitt
               [ ] Lee Johnson          [ ] James J. Leto        [ ] Lawrence J. Schoenberg    [ ] M. Dendy Young

     2.   EXTENSION OF RIGHTS PLAN:               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

          To vote on a three-year extension of the Company's Stockholder Rights Plan, as described in the Proxy Statement.

     3.   OTHER BUSINESS:

          In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

     Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s)
thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AS
SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                                                Dated:                                       , 1997
                                                                                         ------------------------------------


                                                                                 --------------------------------------------------
                                                                                                    (Signature)

                                                                                 --------------------------------------------------
                                                                                                    (Signature)


                                                                                (This Proxy should be marked, dated and signed by
                                                                                the stockholder(s) exactly as his or her name
                                                                                appears hereon and returned promptly in the
                                                                                enclosed envelope.  Persons signing in a fiduciary
                                                                                capacity should so indicate.  If shares are held
                                                                                by joint tenants or as community property, both
                                                                                should sign.)


                                                                                          DO NOT FOLD, STAPLE OR MUTILATE